Stillwater Mining Reports Record Quarterly Earnings for the First Quarter

BILLINGS, MT -- (Marketwire - May 03, 2011) - STILLWATER MINING COMPANY (NYSE: SWC)

--  Net income of $36.2 million or $0.34 per diluted share -- nearly triple first quarter 2010 earnings
--  Mined PGM production increased to 131,200 ounces
--  Continued strong prices for palladium and platinum

Stillwater Mining Company today reported record net income for the 2011 first quarter of $36.2 million, or $0.34 per diluted share, on revenues of $170.1 million. This compares to first quarter of 2010 net income of $13.4 million, or $0.14 per diluted share, on revenues of $133.5 million.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 131,200 ounces of palladium and platinum during the first quarter of 2011, a 1.7% improvement over the 129,000 ounce production in the first quarter of 2010 and an 8.3% increase from the 121,100 ounces produced during the fourth quarter of 2010.

Production at the Company's Stillwater Mine increased to 98,600 ounces, an improvement of 2.4% over the 96,300 ounces produced in the first quarter of 2010 and an increase of 13.9% over the 86,600 produced in the fourth quarter of 2010. Production at the Company's East Boulder Mine was 32,600 ounces in the first quarter of 2011, compared to 32,700 ounces in the same quarter of 2010 and a decrease of 5.5% from the 34,500 ounces produced in the fourth quarter of 2010.

Combined sales realizations increased during the first quarter of 2011 for mined palladium and platinum ounces, averaging $994 per ounce, 54.3% above the $644 per ounce realized in the first quarter of 2010, reflecting higher market prices for palladium and platinum and the absence of contract ceiling prices on platinum in 2011. The total quantity of mined palladium and platinum sold decreased to 115,100 ounces in the first quarter of 2011, compared to 135,100 ounces sold during the same period in 2010, as a result of sales timing differences between the two quarters.

Mine production costs increased during the first quarter of 2011 compared to the first quarter of 2010. Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $437 in the first quarter of 2011, compared to total cash costs of $364 per ounce for the first quarter of 2010, and total cash costs of $432 per ounce in the fourth quarter of 2010. The Company's full year 2011 guidance for total cash costs per ounce is about $430, up from the $397 averaged in the 2010 period. The increase in 2011 reflects a rising cost trend in 2010 plus an expectation of continuing general inflation for wages and materials, staffing growth, and the effect of higher average sales realizations on royalties and taxes during 2011. This is partially offset by the slightly higher mine production expected in 2011. The $437 per ounce reported for the 2011 first quarter is a little higher than guidance, in part because of higher royalties and taxes than planned. This results from higher PGM prices than originally projected and also from timing differences in by-product and recycling credits. At this point, the Company is maintaining its total cash costs guidance of $430 per mined ounce for the full period of 2011.

The Stillwater Mine's total cash costs averaged $430 per ounce in the first quarter of 2011, compared to the $339 per ounce achieved in the first quarter of 2010. The East Boulder Mine's total cash costs averaged $459 per ounce during the first quarter of 2011, compared to $439 per ounce during first quarter of 2010. These per ounce increases reflect higher overall operating expenses, including the effect on royalties and taxes of higher PGM prices and increases in maintenance costs.

The Company's smelting and refining complex in Columbus, Montana processes concentrates from the two mines and recycles spent catalyst material received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 115,600 ounces of palladium, platinum and rhodium through the smelter and refinery during the first quarter of 2011, down slightly from the 119,300 ounces recycled during the first quarter of 2010. The Company's recycling segment had net income for the first quarter of 2011 of $2.9 million (including financing income), flat with the net income of $2.9 million reported for the first quarter of 2010.

Reviewing the Company's performance, Francis R. McAllister, Stillwater's Chairman and CEO, commented, "Overall, I am pleased with our performance during first quarter. Palladium prices did trend down during the first quarter, likely as a result of the uncertainty surrounding the effect of rising oil prices and the Japanese earthquake and tsunami damage to the outlook for automobile production. However, I believe these factors will have a relatively short term impact on PGM demand and we will continue to experience the benefits of robust PGM, and specifically palladium, market dynamics over the intermediate to longer term.

"Our total mined PGM production of 131,200 ounces was very strong and higher than expected for the quarter. The first quarter results might suggest mine output is ahead of our annual production guidance of 500,000 combined palladium and platinum ounces. The higher production levels were the result of more tons mined than anticipated, improved ore grades in the lower off shaft area of the Stillwater Mine and resumption of production from the east side of the mine, as we have discussed recently. While I am pleased with this improvement, it is not yet clear to what extent the first quarter production rates will be sustainable in the second and third quarters. Consequently, at least for now, we are maintaining our 2011 guidance estimate of 500,000 PGM ounces.

"The Company continues to make progress in the assessment phase of the recently announced Blitz and Graham Creek development projects, located adjacent to our existing mines. Depending on the quality of the resource, these projects provide an avenue for future extension or expansion of the Company's production. Some assumptions and estimates have been adjusted as we have completed further scoping on these projects. In particular, we have implemented changes to our approach on the Blitz project increasing its cost and scope but shortening initial project development time from 5 years to an estimated 3.5 years, while at the same time accelerating the required development and providing the necessary infrastructure to begin production. Although the Blitz project will share some facilities with the Stillwater Mine, it will be operated independently of the Stillwater operation. The cost is now authorized to be $180.0 million over about six years, compared with the previous spending projection of $68.0 million, which should be sufficient to carry the Blitz project into full production. Although this increase in total cost for the Blitz project is substantial, the effect on 2011 capital expenditures will be negligible, and we are not revising our earlier guidance of $120.0 million for 2011 capital spending at this time. I am particularly excited about these projects as they may represent a new platform for expanding the Company's production from the J-M Reef.

"The recycling business was strong during the first quarter, and we saw significant increases in recycling revenues compared to first quarter last year and fourth quarter of 2010. Recycling volumes fed to the furnace were down slightly early in the quarter but strengthened as the quarter progressed. As planned, during the first quarter of 2011 we commissioned our new state-of-the-art assay laboratory which utilizes an automated x-ray facility that provides very accurate results with much faster turnaround times than conventional fire assay methods.

"We continue to make progress with the Marathon PGM-Copper project. We have now assembled a strong management team for this operation headed by Stan Emms, a successful mining industry veteran. In addition, we recently announced a voluntary harmonization agreement with the Ontario Ministry of Environment to have the Marathon PGM-Copper project be subject to the Ontario Environmental Assessment Act (EAA). In the Province of Ontario, activities associated with mine development, are subject to the provincial EAA, while private mining development projects that trigger the Federal Environmental Assessment Act are reviewed by the federal government. Stillwater requested that a joint federal/provincial review panel be established in order to better coordinate all federal and provincial assessment activities related to the Marathon project. We are hopeful that through this voluntary harmonization agreement, the coordinated review will help to facilitate the approval process. In addition, this effort fits well with Stillwater's corporate culture of transparency and its proactive approach to environmentally and socially responsible development.

"I would also like to add that I am extremely pleased with the performance of our operations teams for many reasons but specifically for their emphasis on safety. Safety is a paramount focus for Stillwater. We truly believe that when we make safety our first priority, effective and efficient production will follow. Our teams continued to demonstrate this focus during the 2011 first quarter. The Company's safety incident rate (including contractors on site), measured in terms of reportable incidents per 200,000 hours worked, averaged a rate of 2.8 during first quarter of 2011. Even though we target an incident rate of zero, this is a very good result."

Cash Flow and Liquidity

At March 31, 2011, the Company's available cash and cash equivalents (excluding $35.1 million of restricted cash) totaled $43.3 million, up $24 million from December 31, 2010. However, including the Company's available-for-sale investments, total available cash and investments at March 31, 2011, was $218.9 million, up $10.5 million from $208.4 million at December 31, 2010. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- increased over the quarter to $335.8 million at March 31, 2011, from $291.2 million at December 31, 2010. Recycling inventories increased year over year by $32.2 million due both to increased metal prices and inventory volume.

Net cash provided by operating activities (which includes changes in working capital) totaled $33.9 million in the first quarter of 2011, compared to $29.8 million of cash provided in the first quarter of 2010. The increase in cash from operations in the first quarter of 2011 is primarily due to the earnings benefit of higher PGM prices. Capital expenditures were $23.2 million in the first quarter of 2011, up from $10.7 million in the first quarter of 2010.

Outstanding debt at March 31, 2011, was $196.0 million, unchanged from December 31, 2010. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 (with a date of first call in March 2013) and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

First Quarter Results - Details

For the first quarter of 2011, the Company's mine production was 131,200 PGM ounces including 98,600 from the Stillwater Mine and 32,600 ounces at the East Boulder Mine. The production increase at the Stillwater Mine was attributable to several factors including more tons mined than anticipated, improved ore grades in the lower off shaft area and adding production from the east side of the mine.

Revenues for the first quarter of 2011 were $170.1 million, up 27.4% from the $133.5 million recorded in the first quarter of 2010. Proceeds from sales of mined PGMs and by-products totaled $122.0 million in the first quarter of 2011, 28.2% higher than the $95.2 million in the same quarter of 2010, as higher PGM prices in the first quarter of 2011 more than offset the effect of decrease in mined ounces sold during the quarter. Recycling revenues increased 42.7% to $48.1 million from $33.7 million in the first quarter of 2010. There were no resales of purchased metal during the first quarter of 2011. Resales of purchased metal generated $4.6 million in revenue during the first quarter of 2010.

Sales out of mine production totaled 115,100 ounces in the first quarter of 2011 at an overall average realization of $994 per ounce, down from 135,100 ounces at $644 per ounce in the first quarter of 2010. Sales ounces trailed production in the quarter due to normal timing differences. The Company's average realization on palladium sales from mine production was $784 per ounce in the first quarter of 2011, compared to $413 per ounce for the same period in 2010. The Company's average net realization on platinum was $1,782 per ounce in the first quarter of 2011 and $1,428 per ounce in the first quarter of 2010. Comparing these prices to the market, the London Bullion Market Association afternoon posted prices per ounce for palladium and platinum were $766 and $1,773, respectively, on March 31, 2011, and $479 and $1,645, respectively, on March 31, 2010.

During the first quarter of 2011, the Company processed 115,600 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. In the first quarter of 2010, the Company processed 119,300 ounces of recycled material. The Company delivered for sale a total of 42,800 ounces of palladium, platinum and rhodium from recycled inventories during the first quarter of 2011 at an overall average price of $1,122 per ounce; for the first quarter of 2010, the Company sold 36,000 recycled ounces at an average realization of $899 per ounce.

Costs of metals sold (before depreciation and amortization expense) increased to $105.4 million in the first quarter of 2011 from $93.5 million in the first quarter of 2010. Mining costs included in costs of metals sold increased to $60.3 million in the 2011 first quarter from $57.9 million in the 2010 first quarter, the result of overall higher operating expenses including the effect on royalties and taxes of higher PGM prices and increases in maintenance costs. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $45.2 million in the first quarter of 2011, much higher than the $31.0 million reported in the first quarter of 2010. The increase was due to higher recycling volumes processed and sold and the related higher market value of the materials acquired for processing.

There were no purchases of metals for resale on the open market during the first quarter of 2011. The cost of purchasing 10,000 ounces of palladium for re-sale in the first quarter of 2010 was $4.6 million.

Depreciation and amortization expense decreased to $16.1 million in the first quarter of 2011 from $18.5 million in the same period of 2010. The decrease is attributable to a lower depreciable base in our fixed asset accounts in 2011, as many assets were depreciated out during 2010.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased to $7.7 million in the first quarter of 2011 from $6.9 million in the same period of 2010. Marketing and exploration spending are being increased substantially during 2011.

Reported net income for the first quarter 2011 of $36.2 million included, by business segment, net income of $45.9 million from mining operations, net income of $2.9 million from recycling activities (including financing income), less $0.3 million of costs associated with the Marathon properties, a $4.1 million income tax provision, about $1.2 million of unallocated net interest expense and corporate costs of $7.0 million. The net profit of $13.4 million recorded for the first quarter 2010 included, by business segment, $19.1 million of income from mining operations and $2.9 million income from recycling activities (including financing income), less corporate costs of $6.9 million, about $1.5 million of unallocated net interest expense and a $0.2 million income tax provision.

Stillwater Mining Company will host its 2011 first quarter results conference call in conjunction with its annual meeting of shareholders, to be convened at approximately 3:30 p.m. Eastern Time on May 3, 2011. The conference call dial-in numbers are (888) 276-0007 (U.S.) and (612) 332-0637 (International). The conference call will be webcast simultaneously via the Company's Web site at www.stillwatermining.com. A replay of the conference call will be available on the Company's Web site and by telephone (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 202316, for one week following the event.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding the acquisition and plans for Marathon PGM Corporation; the global automotive market and the outlook for automobile production and sales; contract negotiations and the future ability to sell the Company's products; expansion plans and realignment of operations; future costs, grade, production and recovery rates; permitting; labor matters; financing needs and the terms and availability of future credit facilities; capital expenditures; increases in processing capacity; cost reduction measures; safety performance; timing for engineering studies; environmental permitting and compliance; litigation exposures; and anticipated changes in global supply and demand and prices for PGM materials. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2010 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

             Consolidated Financial Statements and Key Factors Tables

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

                                                       Three Months Ended
                                                            March 31,
                                                      --------------------
                                                         2011       2010
                                                      ---------  ---------
Revenues
  Mine production                                     $ 121,980  $  95,199
  PGM recycling                                          48,081     33,650
  Other                                                       -      4,622
                                                      ---------  ---------
      Total revenues                                    170,061    133,471

Costs and expenses
  Costs of metals sold
    Mine production                                      60,250     57,863
    PGM recycling                                        45,154     30,995
    Other                                                     -      4,622
                                                      ---------  ---------
      Total costs of metals sold                        105,404     93,480

  Depletion, depreciation and amortization
    Mine production                                      15,801     18,457
    PGM recycling                                           262         44
                                                      ---------  ---------
      Total depletion, depreciation and amortization     16,063     18,501
                                                      ---------  ---------
        Total costs of revenues                         121,467    111,981
  Marketing                                                 853        468
  General and administrative                              6,362      6,421
  Research and development                                  459          -
  Gain on disposal of property, plant and equipment         (19)      (217)
                                                      ---------  ---------
        Total costs and expenses                        129,122    118,653

Operating income                                         40,939     14,818

Other income (expense)
  Other                                                       8          6
  Interest income                                           782        401
  Interest expense                                       (1,635)    (1,633)
  Foreign currency transaction gain                         182          -
                                                      ---------  ---------
Income before income tax provision                       40,276     13,592

Income tax provision                                     (4,084)      (233)
                                                      ---------  ---------
Net income                                            $  36,192  $  13,359
                                                      ---------  ---------
Other comprehensive loss, net of tax                       (190)      (194)
                                                      ---------  ---------
Comprehensive income                                  $  36,002  $  13,165
                                                      =========  =========
Weighted average common shares outstanding
  Basic                                                 102,334     97,041
  Diluted                                               110,580     98,117

Basic earnings per share
                                                      ---------  ---------
  Net income                                          $    0.35  $    0.14
                                                      =========  =========
Diluted earnings per share
                                                      ---------  ---------
  Net income                                          $    0.34  $    0.14
                                                      =========  =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  March 31,   December 31,
                                                    2011          2010
                                                ------------  ------------
ASSETS
Cash and cash equivalents                       $     43,320  $     19,363
Investments, at fair market value                    175,531       188,988
Inventories                                          141,553       101,806
Trade receivables                                      7,854         7,380
Deferred income taxes                                 24,527        17,890
Other current assets                                  10,617        13,940
                                                ------------  ------------
    Total current assets                             403,402       349,367

Property, plant and equipment, net of $393,877
 and $378,390 of accumulated depletion,
 depreciation and amortization                       523,718       509,787
Restricted cash                                       35,070        38,070
Other noncurrent assets                               12,356        12,246
                                                ------------  ------------
    Total assets                                $    974,546  $    909,470
                                                ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                $     22,599  $     19,405
Accrued compensation and benefits                     26,041        24,746
Property, production and franchise taxes
 payable                                              10,019        10,999
Other current liabilities                              8,924         3,052
                                                ------------  ------------
    Total current liabilities                         67,583        58,202

Long-term debt                                       196,019       196,010
Deferred income taxes                                 60,496        53,859
Accrued workers compensation                           6,679         7,155
Asset retirement obligation                            6,888         6,747
Other noncurrent liabilities                           7,076         4,425
                                                ------------  ------------
    Total liabilities                                344,741       326,398
                                                ------------  ------------
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            -             -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 103,009,568 and 101,881,816
 shares issued and outstanding                         1,030         1,019
Paid-in capital                                      772,195       761,475
Accumulated deficit                                 (142,378)     (178,570)
Accumulated other comprehensive loss                  (1,042)         (852)
                                                ------------  ------------
    Total stockholders' equity                       629,805       583,072
                                                ------------  ------------
    Total liabilities and stockholders' equity  $    974,546  $    909,470
                                                ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

                                                       Three Months Ended
                                                            March 31,
                                                      --------------------
                                                         2011       2010
                                                      ---------  ---------
Cash flows from operating activities
Net income                                            $  36,192  $  13,359

Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depletion, depreciation and amortization               16,063     18,501
  Gain on disposal of property, plant and equipment         (19)      (217)
  Accretion of asset retirement obligation                  141        130
  Amortization of debt issuance costs                       246        245
  Stock based compensation and other benefits             3,100      2,966

Changes in operating assets and liabilities:
  Inventories                                           (40,064)    (6,935)
  Trade receivables                                        (474)    (5,057)
  Accrued compensation and benefits                       1,290       (659)
  Accounts payable                                        3,194      3,644
  Property, production and franchise taxes payable        1,671      1,265
  Workers compensation                                     (476)       874
  Restricted cash                                         3,000        (25)
  Other                                                  10,008      1,672
                                                      ---------  ---------
Net cash provided by operating activities                33,872     29,763
                                                      ---------  ---------
Cash flows from investing activities
  Capital expenditures                                  (23,185)   (10,727)
  Purchase of long-term investment                         (616)         -
  Proceeds from disposal of property, plant and
   equipment                                                 21        265
  Purchases of short-term investments                   (65,295)   (44,046)
  Proceeds from maturities of short-term investments     78,442     12,973
                                                      ---------  ---------
Net cash used in investing activities                   (10,633)   (41,535)
                                                      ---------  ---------
Cash flows from financing activities
  Issuance of common stock                                  718        251
                                                      ---------  ---------
Net cash provided by financing activities                   718        251
                                                      ---------  ---------
Cash and cash equivalents
  Net increase (decrease)                                23,957    (11,521)
  Balance at beginning of period                         19,363    166,656
                                                      ---------  ---------
Balance at end of period                              $  43,320  $ 155,135
                                                      =========  =========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                      ---------------------
                                                         2011       2010
                                                      ---------- ----------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                                    101         99
Platinum                                                      30         30
                                                      ---------- ----------
Total                                                        131        129
                                                      ========== ==========
Tons milled (000)                                            293        278
Mill head grade (ounce per ton)                             0.48       0.51

Sub-grade tons milled (000) (1)                               22         16
Sub-grade tons mill head grade (ounce per ton)              0.19       0.19

Total tons milled (000) (1)                                  315        294
Combined mill head grade (ounce per ton)                    0.46       0.48
Total mill recovery (%)                                       91         91

Total operating costs per ounce (Non-GAAP) (2)        $      338 $      300
Total cash costs per ounce (Non-GAAP) (2)             $      437 $      364
Total production costs per ounce (Non-GAAP) (2)       $      556 $      505

Total operating costs per ton milled (Non-GAAP) (2)   $      141 $      132
Total cash costs per ton milled (Non-GAAP) (2)        $      182 $      160
Total production costs per ton milled (Non-GAAP) (2)  $      232 $      221

Stillwater Mine:
Ounces produced (000)
Palladium                                                     76         74
Platinum                                                      23         22
                                                      ---------- ----------
Total                                                         99         96
                                                      ========== ==========
Tons milled (000)                                            194        179
Mill head grade (ounce per ton)                             0.54       0.57

Sub-grade tons milled (000) (1)                               17         16
Sub-grade tons mill head grade (ounce per ton)              0.21       0.18

Total tons milled (000) (1)                                  211        195
Combined mill head grade (ounce per ton)                    0.51       0.54
Total mill recovery (%)                                       92         92

Total operating costs per ounce (Non-GAAP) (2)        $      338 $      279
Total cash costs per ounce (Non-GAAP) (2)             $      430 $      339
Total production costs per ounce (Non-GAAP) (2)       $      556 $      467

Total operating costs per ton milled (Non-GAAP) (2)   $      158 $      137
Total cash costs per ton milled (Non-GAAP) (2)        $      201 $      167
Total production costs per ton milled (Non-GAAP) (2)  $      260 $      230

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                      ---------------------
                                                         2011       2010
                                                      ---------- ----------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                                                     25         25
Platinum                                                       7          8
                                                      ---------- ----------
Total                                                         32         33
                                                      ========== ==========
Tons milled (000)                                             99         99
Mill head grade (ounce per ton)                             0.37       0.37

Sub-grade tons milled (000) (1)                                5          -
Sub-grade tons mill head grade (ounce per ton)              0.11          -

Total tons milled (000) (1)                                  104         99
Combined mill head grade (ounce per ton)                    0.36       0.37
Total mill recovery (%)                                       89         89

Total operating costs per ounce (Non-GAAP) (2)        $      337 $      363
Total cash costs per ounce (Non-GAAP) (2)             $      459 $      439
Total production costs per ounce (Non-GAAP) (2)       $      557 $      618

Total operating costs per ton milled (Non-GAAP) (2)   $      106 $      120
Total cash costs per ton milled (Non-GAAP) (2)        $      144 $      145
Total production costs per ton milled (Non-GAAP) (2)  $      175 $      204

(1)  Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
     Probable Ore Reserves - Discussion" in the Company's 2010 Annual
     Report on Form 10-K for further information.
(2)  Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down's, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S.
     Generally Accepted Accounting Principles (GAAP). Please see
     "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
     accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                       Three Months Ended
(in thousands, where noted)                                 March 31,
                                                      ---------------------
                                                         2011       2010
                                                      ---------- ----------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                                             91        104
  Platinum (oz.)                                              24         31
                                                      ---------- ----------
    Total                                                    115        135
                                                      ---------- ----------
PGM recycling: (1)
  Palladium (oz.)                                             26         19
  Platinum (oz.)                                              14         14
  Rhodium (oz.)                                                3          3
                                                      ---------- ----------
    Total                                                     43         36
                                                      ---------- ----------
Other: (2)
  Palladium (oz.)                                              -         10

By-products from mining: (3)
  Rhodium (oz.)                                                -          1
  Gold (oz.)                                                   2          2
  Silver (oz.)                                                 2          2
  Copper (lb.)                                               175        261
  Nickel (lb.)                                               340        312

Average realized price per ounce (4)
Mine production:
  Palladium ($/oz.)                                   $      784 $      413
  Platinum ($/oz.)                                    $    1,782 $    1,428
    Combined ($/oz.)(5)                               $      994 $      644

PGM recycling: (1)
  Palladium ($/oz.)                                   $      653 $      365
  Platinum ($/oz.)                                    $    1,696 $    1,390
  Rhodium ($/oz.)                                     $    2,260 $    1,864

Other: (2)
  Palladium ($/oz.)                                   $        - $      462

By-products from mining: (3)
  Rhodium ($/oz.)                                     $        - $    2,458
  Gold ($/oz.)                                        $    1,383 $    1,100
  Silver ($/oz.)                                      $       33 $       16
  Copper ($/lb.)                                      $     4.18 $     3.08
  Nickel ($/lb.)                                      $    10.57 $     8.21

Average market price per ounce (4)
  Palladium ($/oz.)                                   $      791 $      441
  Platinum ($/oz.)                                    $    1,793 $    1,563
    Combined ($/oz.)(5)                               $    1,002 $      697

(1)  Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2)  Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.
(3)  By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(4)  The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(5)  The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                       Three Months Ended
                                                            March 31,
(in thousands)                                          2011       2010
                                                      ---------  ---------
Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)                      $  44,300  $  38,741
  Royalties, taxes and other                             13,048      8,262
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  57,348  $  47,003
  Asset retirement costs                                    141        130
  Depletion, depreciation and amortization               15,801     18,457
  Depletion, depreciation and amortization (in
   inventory)                                              (317)      (442)
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  72,973  $  65,148
  Change in product inventories                          (7,495)     4,691
  Cost of PGM recycling                                  45,154     30,995
  PGM recycling - depreciation                              262         44
  Add: Profit from PGM recycling                          3,039      2,899
                                                      ---------  ---------
Total consolidated costs of revenues (1)              $ 113,933  $ 103,777
                                                      =========  =========
Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  33,310  $  26,865
  Royalties, taxes and other                              9,072      5,791
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  42,382  $  32,656
  Asset retirement costs                                    131        120
  Depletion, depreciation and amortization               11,987     12,698
  Depletion, depreciation and amortization (in
   inventory)                                               319       (520)
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  54,819  $  44,954
  Change in product inventories                          (6,620)       469
  Add: Profit from PGM recycling                          2,288      2,165
                                                      ---------  ---------
Total costs of revenues                               $  50,487  $  47,588
                                                      =========  =========
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  10,990  $  11,876
  Royalties, taxes and other                              3,976      2,471
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  14,966  $  14,347
  Asset retirement costs                                     10         10
  Depletion, depreciation and amortization                3,814      5,759
  Depletion, depreciation and amortization (in
   inventory)                                              (636)        78
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  18,154  $  20,194
  Change in product inventories                            (875)      (400)
  Add: Profit from PGM recycling                            751        734
                                                      ---------  ---------
Total costs of revenues                               $  18,030  $  20,528
                                                      =========  =========
PGM recycling and Other (2)
Reconciliation to costs of revenues:
  Cost of open market purchases                       $       -  $   4,622
  PGM recycling - depreciation                              262         44
  Cost of PGM recycling                                  45,154     30,995
                                                      ---------  ---------
Total costs of revenues                               $  45,416  $  35,661
                                                      =========  =========

(1)  Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenues from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by $7.5 million and $8.2 million for the first quarter of 2011 and
     2010, respectively.
(2)  PGM recycling and Other include PGM recycling and metal purchased on the open market for resale.

CONTACT:
Mike Beckstead
(406) 373-8971